Exhibit 99.1

Contact:	Joanne Ferrara, Investor Relations
631-773-5813
joanne.ferrara@falconstor.com

FalconStor Software Reaches Agreement to Settle Class Action Lawsuit

MELVILLE, N.Y., January 10, 2013—FalconStor Software, Inc. (NASDAQ: FALC), a market leader in disk-based data protection, today announced that it had reached a settlement in principle of the class action lawsuit pending against the Company.

Pursuant to a Memorandum of Understanding signed by counsel for the class plaintiffs and by counsel for all defendants, FalconStor will pay $5 million to settle the action.  This amount includes damages, plaintiffs’ attorneys’ fees, and costs of administration of the settlement. The Company expects to pay this settlement with a combination of cash on hand and insurance proceeds.

“The agreement to settle the class action lawsuit represents another significant step forward for our Company and our shareholders. As a result, we have emerged as a stronger company, better equipped than ever to continue the technological innovation for which we are known and to increase shareholder value,” said Jim McNiel, president and chief executive officer of FalconStor.  “The improper acts of a few individuals that resulted in the government investigations and the class action lawsuit were contrary to our core values and ethical policies.  Over the last two years, we have taken aggressive measures to improve and to strengthen our business processes and compliance programs.”

In accordance with the Memorandum of Understanding, a stipulation of settlement and a joint motion for preliminary approval of the settlement will be submitted to the court for its approval no later than March 11, 2013.  Final settlement of the class action lawsuit is subject to certain conditions and to approval by the court.

About FalconStor Software
FalconStor Software, Inc. (NASDAQ: FALC) is a market leader in disk-based data protection. The company’s mission is to transform traditional backup and disaster recovery into next-generation service-oriented data protection. Built upon an award-winning platform, FalconStor solutions deliver disk-based backup, continuous data protection, WAN-optimized replication and disaster recovery automation. FalconStor solutions are available through a worldwide network of partners, including solution providers, top-tier strategic partners and major OEMs. Thousands of customers worldwide, from small businesses to Fortune 100 enterprises, entrust their data to FalconStor solutions. FalconStor maintains headquarters in Melville, N.Y., and offices throughout Europe and the Asia Pacific region. For more information, visit www.falconstor.com or call 1-866-NOW-FALC (866-669-3252).

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This press release includes forward-looking statements that involve risk and uncertainties that could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include: delays in product development; market acceptance of FalconStor’s products and services; technological change in the data protection industry; competition in the data protection market; results and costs associated with governmental investigations; intellectual property issues; and other risk factors discussed in FalconStor’s reports on Forms 10-K, 10-Q and other reports filed with the Securities and Exchange Commission.

FalconStor and FalconStor Software are registered trademarks of FalconStor Software, Inc., in the U.S. and other countries. All other company and product names contained herein may be trademarks of their respective holders.